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                                                                    Exhibit (24)



                       CERTIFICATE OF CORPORATE RESOLUTION

         I, Don W. Schmitz, Secretary of Pharmacia Corporation, hereby certify that the following resolutions were duly adopted by the Board of Directors of Pharmacia Corporation at a meeting held on February 22, 2001:


          RESOLVED, that the Company's Annual Report on Form 10-K for the year ended December 31, 2000, in substantially the form presented to the meeting and with such changes as may be approved by the Company's General Counsel, be and hereby is approved for filing with the U.S. Securities and Exchange Commission.


                                                     /s/ Don W. Schmitz
                                                     -------------------------
                                                     Don W. Schmitz
Dated: March 26, 2001